Better For You Wellness Raises Additional Funding
to Accelerate Growth

BFYW Recently Closed First of Many Anticipated M&A Transactions

Columbus, Ohio - June 10, 2022 - Better For You Wellness, Inc. (OTCQB: BFYW) ("Better For You Wellness" or the "Company"), an Ohio-based company focused on the rapidly-growing $1.5T wellness industry, is pleased to announce that it has entered into a Securities Purchase Agreement (the "Purchase Agreements") with Mast Hill Fund, L.P., a Delaware limited partnership ("Mast Hill"), respectively, pursuant to which Mast Hill purchased a promissory note, with a principal amount of $310,000 for a purchase price of $279,000 (the "Note"). The closing of the Purchase Agreements occurred on June 7, 2022.

The capital infusion from Mast Hill will provide the Company with operating capital through its upcoming S-1 filing. Better For You Wellness intends to file its S-1 to further the Company's efforts to up-list to a national securities exchange such as the NASDAQ or NYSE.

This funding from Mast Hill comes on the heels of the Company's June 1, 2022 announcement that Better For You Wellness, Inc. closed its acquisition of Mango Moi, LLC ("Mango Moi"), an established beauty brand offering effective vegan, all-natural, non-toxic hair and body care products with a focus on skin and body positivity.

"The Company is assembling its vertical of leading companies, with the recent closing of the Mango Moi acquisition further propeling our progress," commented Ian James, Chief Executive Officer of Better For You Wellness, Inc. "The continued financial partnership from Mast Hill allows the Company to continue its growth on a strategic path to becoming a global wellness conglomerate."

For further information, investors should refer to the Company's reports filed with SEC (https://www.sec.gov/).

About Better For You Wellness, Inc.

Better For You Wellness, Inc. (OTCQB: BFYW) is a Columbus, Ohio-based Company pursuing a dual buy-and-build model within the wellness industry. Better For You Wellness, Inc., through its wholly-owned subsidiary, builds and operates digitally-native, mission-driven brands within the clean beauty sector, including Better Suds. Better For You Wellness, Inc. is also under LOI to acquire multiple companies within the clean and natural beauty category. Learn more at https://BFYW.com.

Contact:

Better For You Wellness, Inc.

Ian James, CEO

investors@bfyw.com

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed with SEC (https://www.sec.gov/).